Exhibit 10.1

EXPLORATION, DEVELOPMENT AND MINING
JOINT VENTURE
MEMBERS’ AGREEMENT
AND
LIMITED LIABILITY COMPANY
OPERATING AGREEMENT

By And Between

Scorpio Gold Corporation

And

Scorpio Gold (US) Corporation

And

Golden Phoenix Minerals, Inc.

Dated December 31, 2009

MEMBERS’ AGREEMENT

FOR

MINERAL RIDGE GOLD, LLC

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Attachments
Attachment 1 – Quitclaim Deed
Attachment 2 – Bill of Sale
Attachment 3 – LLC Agreement
Attachment 4 – Disclosure Schedule

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MEMBERS’ AGREEMENT
OF THE MEMBERS OF
MINERAL RIDGE GOLD, LLC
a Nevada Limited Liability Company

This Members’ Agreement (the “Agreement”) is made as of December 31, 2009 (“Effective Date”) between Golden Phoenix Minerals, Inc., a Nevada corporation (“GPXM”), the address of which is 1675 East Prater Way, #102, Sparks, Nevada, 89434,  Scorpio Gold (US) Corporation, a Nevada corporation (“Scorpio US”), the address of which is 995 Germain Street, Val d’Or, Quebec, J9P 7H7, Canada and Scorpio Gold Corporation, a British Columbia corporation (“Scorpio Gold”) the address of which is 995 Germain Street, Val d’Or, Quebec, J9P 7H7, Canada.

RECITALS

A.            GPXM owns or controls certain properties in the County of Esmeralda, State of Nevada, which properties are described in Exhibit A.

B.            Scorpio Gold, through its wholly owned subsidiary, Scorpio US, also owns or controls certain properties described in Exhibit A and wishes to participate with GPXM in the exploration, evaluation and, if justified, the development and mining of mineral resources within their combined properties.

C.            GPXM desires to sell to Scorpio US an undivided seventy percent (70%) interest in the Properties currently owned by GPXM, with GPXM maintaining an undivided thirty percent (30%) interest in such Properties, for a purchase price consisting of an aggregate sum of Three Million Seven Hundred Fifty Thousand Dollars (US $3,750,000) in cash and delivery to GPXM of that number of newly issued common shares of capital stock of Scorpio Gold at a deemed price of Cdn $0.50 per share, having an aggregate deemed value of Three Million Seven Hundred Fifty Thousand Dollars (US $3,750,000) based upon the average noon rate of exchange as posted by the Bank of Canada for the ten (10)-business day period ending three (3) business days prior to the date of the Closing provided for in Section 2.1(b) of this Agreement.

D.            GPXM and Scorpio US wish to organize and operate a limited liability company under the Nevada Limited Liability Company Act, codified in the Nevada Revised Statutes, Chapter 86, et seq., as the same may be amended from time to time (the “Act”), to which each shall agree to contribute its respective ownership interests in the Properties and certain other Assets, to own the Properties and conduct the operations thereon contemplated by Recital B. The name of the limited liability company shall be Mineral Ridge Gold, LLC (the “Company”) and its affairs shall be governed by that certain Operating Agreement of Mineral Ridge Gold,  LLC, to be dated as of the date of Closing (the “LLC Agreement”), in substantially the form attached hereto as Attachment 3 .

NOW THEREFORE, in consideration of the covenants and conditions contained herein, GPXM, Scorpio US and Scorpio Gold agree as follows:

ARTICLE I
DEFINITIONS AND CROSS-REFERENCES

1.1           Definitions. The terms defined herein shall have the defined meaning wherever used in this Agreement.  Capitalized terms used but not defined in this Agreement shall have the meanings given thereto in the LLC Agreement and Exhibits thereto.

1.2           Cross References. Except as otherwise specified herein, references to exhibits are to Exhibits of the LLC Agreement. References to “Articles,” “Sections” and “Subsections” refer to Articles, Sections and Subsections of this Agreement unless indicated otherwise.  References to “Paragraphs” and “Subparagraphs” refer to paragraphs and subparagraphs of the referenced Exhibits.

ARTICLE II
CERTAIN MATTERS CONCERNING
CONTRIBUTIONS BY MEMBERS

2.1           Initial Purchase and Sale of the Properties to be Contributed by Members.

(a)           Purchase and Sale.  Pursuant to the terms of this Agreement, GPXM agrees to sell and Scorpio US agrees to purchase, an undivided seventy percent (70%) interest in the Properties and Assets currently owned by GPXM, with GPXM maintaining an undivided thirty percent (30%) interest, for a purchase price consisting of an aggregate sum of Three Million Seven Hundred Fifty Thousand Dollars (US $3,750,000) in cash (less those amounts previously paid by Scorpio Gold to GPXM referred to as  the Initial Review Payment, Monthly Payments and Additional Advance pursuant to that certain Letter of Intent dated May 19, 2009, as subsequently amended (“LOI”) by and between GPXM and Scorpio Gold, and deliver to GPXM that number of common shares of capital stock of Scorpio Gold at a deemed price of Cdn $0.50 per share, having an aggregate deemed value of Three Million Seven Hundred Fifty Thousand Dollars (US $3,750,000) based upon the average noon rate of exchange as posted by the Bank of Canada for the ten (10)-business day period ending three (3) business days prior to the Closing provided for in Section 2.1(b) below (collectively, the “Purchase Price”).  The purchase and sale of GPXM’s 70% undivided interest in the Properties and Assets as set forth above shall be evidenced by a Quitclaim Deed in substantially the form attached hereto as Attachment 1 and a Bill of Sale in substantially the form attached hereto as Attachment 2 (the “Purchase”).

(b)           Closing.  Subject to the terms and conditions of this Agreement, the closing of the Purchase (the “Closing”) shall take place on the date that: (i) all Closing Deliverables set forth in Subsection 2.1(b)(i) have been delivered; and (ii) all Closing Conditions set forth in Subsection 2.1(b)(ii) have been satisfied in accordance with their terms.

(i)             Closing Deliverables.

(A)           GPXM Closing Deliverables.  Upon Closing, GPXM will deliver to Scorpio US and Scorpio Gold : (i) that certain Quitclaim Deed transferring a seventy percent (70%) undivided interest in the Properties currently owned by GPXM to Scorpio US; (ii) an executed Bill of Sale in favour of Scorpio US transferring a 70% interest in the Properties; (iii) evidence of the assignment  to the Company of the Bond; (iv) an executed Bill of Sale in favour of Scorpio US transferring a 70% interest in all Assets currently owned by GPXM, except for the Bond; and (v) an executed copy of the LLC Agreement to be effective as of the date of Closing.

(B)           Scorpio Gold Closing Deliverables.  Upon Closing, Scorpio Gold will, or will have Scorpio US as applicable, deliver to GPXM: (i) the aggregate sum of Three Million Seven Hundred Fifty Thousand Dollars (US $3,750,000) by wire transfer of same day available funds (less those amounts previously paid by Scorpio Gold to GPXM referred to as the Initial Review Payment, Monthly Payments and Additional Advance pursuant to the LOI; (ii) a certificate in GPXM’s name representing that number of common shares of capital stock of Scorpio Gold at a deemed price of Cdn $0.50 per share, having an aggregate deemed value of Three Million Seven Hundred Fifty Thousand Dollars (US $3,750,000) based upon the average noon rate of exchange as posted by the Bank of Canada for the ten (10)-business day period ending three (3) business days prior to the Closing; (iii) an executed copy of the LLC Agreement to be effective as of the date of Closing; (iv) evidence of the acquisition by Scorpio US or the Company of the Mary Mining Royalty (as defined in Subsection 2.1(b)(ii)).

(ii)            Closing Conditions.  As a condition to Closing: (A) each party shall have received, or have waived its rights in writing to receive, each of the Closing Deliverables of the other party set forth in Subsection 2.1(b)(i) above; (B) Scorpio Gold shall have received the requisite regulatory approvals of the TSX Venture Exchange to the completion of the transactions contemplated herein; (C) Scorpio Gold shall have completed one or more equity or debt financings to raise minimum gross proceeds of such amounts as are necessary to pay the cash components of its closing deliverables set forth in Subsection 2.1(b)(i)(B); and (D) Scorpio Gold, or its nominee, shall have completed the acquisition of the 8% net smelter returns royalty (the “Mary Mining Royalty”) which applies to 48 of the unpatented claims that comprise part of the Properties from the owner Mary Mining Company Inc. (“Mary Mining”) pursuant to the terms of a royalty purchase agreement between Scorpio Gold and Mary Mining dated October 13, 2009, as amended, and Scorpio Gold shall have either cancelled the Mary Mining Royalty or caused the transfer of the Mary Mining Royalty to the Company, as determined by Scorpio Gold in its sole discretion.

(iii)           Pre and Post Closing Covenants.  Scorpio Gold agrees to: (A) use its best commercially reasonable efforts to obtain the requisite regulatory approvals of the TSX Venture Exchange prior to the Closing; (B) continue to make the Monthly Payments to GPXM pursuant to the terms of the LOI, in the amount of One Hundred Thousand Dollars (US $100,000) per month until the Closing, which sums, subject to Section 2.1(d) are nonrefundable and shall be credited against the cash portion of the Purchase Price; and (C) if a Closing has not occurred on or prior to the due date of that certain Bridge Note dated February 6, 2009 made by GPXM to Crestview Capital Master, LLC, in the approximate amount of One Million One Hundred Thousand Seven Hundred Seventy-Four Dollars (US $1,100,774), then Scorpio Gold and GPXM shall take commercially reasonable steps to extend the due date of the Bridge Note until the earlier of (1) the Closing or (2) the Bridge Note’s revised maturity date, if any.  Scorpio Gold and GPXM shall equally share the costs associated with extending the due date of the Bridge Note as required.

(c)           Contributions.  Immediately after the Closing of the Purchase, the Members shall contribute their respective interests in the Properties and the Assets and Bond and Mary Mining Royalty (or evidence of cancellation) to the Company pursuant to Section 3.1 of the LLC Agreement.

(d)           Termination.   This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to Closing:

(i)             by either Party if within four (4) months from the Effective Date, the Parties have been unable to satisfy the Closing Conditions as set forth in Subsection 2.1(b)(ii), provided however, that the right to terminate this Agreement under this Subsection 2.1(d)(i) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Purchase to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(ii)            by either Party if earlier than four (4) months from the Effective Date, by mutual written agreement of the Parties (collectively, the “Termination Date”).  Notwithstanding the foregoing, the Termination Date may be extended if agreed to in writing by the Parties;

(iii)           by either Party if: (A) there shall be a final non-appealable order of a federal or state court or other court of competent jurisdiction that would in effect prevent consummation of the Purchase, or (B) there shall be any Law enacted, promulgated or issued or deemed applicable to the Purchase by any governmental authority that would make consummation of the Purchase illegal;

(iv)           by Scorpio US or Scorpio Gold if: (A) Scorpio US and Scorpio Gold are not in material breach of their representations, warranties, covenants or agreements under this Agreement, and (B) there has been a breach of any representation, warranty, covenant or agreement of GPXM set forth in this Agreement such that if not cured on or prior to the Closing the conditions set forth in Subsection 2.1(b)(ii) and the Pre-Closing covenants set forth in Subsection 2.1(b)(iii) would not be satisfied and such breach has not been cured within thirty (30) calendar days after written notice thereof to GPXM; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured

(v)           by GPXM if: (A) it is not in material breach of its representations, warranties, covenants or agreements under this Agreement, and (B) there has been a breach of any representation, warranty, covenant or agreement of Scorpio US or Scorpio Gold set forth in this Agreement such that if not cured on or prior to the Closing the conditions set forth in Subsection 2.1(b)(ii) and the Pre-Closing covenants set forth in Subsection 2.1(b)(iii) would not be satisfied and such breach has not been cured within thirty (30) calendar days, excluding any breach of Subsection 2.1(b)(iii)(B) which breach shall be deemed immediate if it has not been cured within three (3) business days, after written notice thereof to Scorpio US and Scorpio Gold; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured;

(vi)           by GPXM if prior to Closing it receives a superior, unsolicited proposal from any person, entity or group in connection with the sale of the Properties or any interest therein, or any amalgamation, merger, consolidation, arrangement or sale of all or substantially all of the assets of GPXM, the Properties or the Assets (an “Acquisition Proposal”), provided that GPXM is not in material breach of this Agreement, and further provided that GPXM must provide Scorpio Gold five (5) business days’ prior written notice of its intention to terminate this Agreement, during which five (5) business day period, Scorpio Gold must be given the opportunity to match the superior proposal.

In the event this Agreement is terminated pursuant to this Section 2.1(d), and to the extent applicable, the Parties shall execute or cause to be executed all other instruments, certificates, notices and documents as may be required for the termination of the Company as a limited liability company under the laws of the State of Nevada and to effectuate the transfer of any rights, title or interests in and to the Properties back to GPXM, Scorpio US or Scorpio Gold, as applicable.  Furthermore, all fees, payments, and funds previously advanced by Scorpio Gold to GPXM, including but not limited to the Initial Review Payment, the Monthly Review Payments and the Additional Advance, shall remain the property of GPXM.

In the event that this Agreement is terminated by GPXM pursuant to this Section 2.1.(d)(vi) after the execution of this Agreement at any time prior to the Closing of the Purchase for any reason other than the failure of Scorpio Gold or Scorpio US to comply with the terms of this Agreement in any material respect or to fulfill their conditions precedent to Subsection 2.1(b)(ii)(B),  GPXM will within five (5) business days of such termination  pay to Scorpio Gold a cash payment equal to the sum of:  (A) the Initial Review Payment; (B) the Monthly Payments; (C) the Additional Advance; and (D) US$ 750,000, it being understood that the Parties are unable to calculate the actual amount of damages with certainty and are accepting the payment under this Section 2.1(d)(vi) as liquidated damages in full satisfaction of all claims and to avoid possible litigation.

2.2           Emergency or Unexpected Expenditures. In case of emergency, and until an Operating Agreement is in effect, either Party may take any reasonable action it deems necessary to protect life or property, to protect the Properties or the Assets or to comply with Laws.  Prior to Closing, Scorpio Gold or Scorpio US may make reasonable expenditures on behalf of the Members for unexpected events that are beyond its reasonable control and that do not result from a breach by it of its standard of care.  Scorpio Gold or Scorpio US shall promptly notify GPXM of the emergency or unexpected expenditure, and Scorpio Gold or Scorpio US shall be reimbursed for all resulting costs by the Members in proportion to their respective Ownership Interests.

ARTICLE III
REPRESENTATIONS AND WARRANTIES;
TITLE TO PROPERTIES AND ASSETS; INDEMNITIES

3.1           Representations and Warranties of the Members. As of the Effective Date, each Member warrants and represents to the other that:

(a)            it is a corporation or other entity duly organized and in good standing in its jurisdiction of formation and is qualified to do business and is in good standing in those jurisdictions where necessary in order to carry out the purposes of this Agreement;

(b)            it has the capacity to enter into and perform this Agreement and all transactions contemplated herein and that all corporate, board of directors, shareholder, surface and mineral rights owner, lessor, lessee and other actions and consents required to authorize it to enter into and perform this Agreement have been properly taken;

(c)            it will not breach any other agreement or arrangement by entering into or performing its obligations under this Agreement;

(d)           it is not subject to any governmental order, judgment, decree, debarment, sanction or Laws that would preclude the permitting or implementation of Operations under this Agreement;

(e)            this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms; and

(f)            Scorpio Gold or Scorpio US has delivered to or made available for inspection by GPXM all Existing Data in its possession or control, and true and correct copies of all leases or other contracts relating to the Area of Interest.

3.2           Representations and Warranties of GPXM. As of the date immediately prior to the Effective Date, GPXM makes the following representations and warranties to Scorpio Gold and Scorpio US that:

(a)           With respect to those Properties GPXM owns in fee simple, if any, GPXM is in exclusive possession of and owns such Properties free and clear of all Encumbrances or defects in title except those specifically identified in Paragraph 1.1 of Exhibit A.

(b)           With respect to those Properties in which GPXM holds an interest under leases or other contracts: (i) GPXM is in exclusive possession of such Properties; (ii) GPXM has not received any notice of default of any of the terms or provisions of such leases or other contracts; (iii) GPXM has the authority under such leases or other contracts to perform fully its obligations under this Agreement; (iv) to GPXM’s knowledge, such leases and other contracts are valid and are in good standing; (v) GPXM has no knowledge of any act or omission or any condition on the Properties which could be considered or construed as a default under any such lease or other contract; and (vi) such Properties are free and clear of all Encumbrances or defects in title except for those specifically identified in Paragraph 1.1 of Exhibit A.

(c)           GPXM has delivered to or made available for inspection by Scorpio Gold all Existing Data in its possession or control, and true and correct copies of all leases or other contracts relating to the Properties.

(d)           With respect to unpatented mining claims and millsites located by GPXM that are included within the Properties, except as provided in Paragraph 1.1 of Exhibit A and subject to the paramount title of the United States it  has taken reasonable steps to ensure that: (i) the unpatented mining claims were properly laid out and monumented; (ii) all required location and validation work was properly performed; (iii) location notices and certificates were properly recorded and filed with appropriate governmental agencies; (iv) all assessment work required to hold the unpatented mining claims has been performed and all Governmental Fees have been paid in a manner consistent with that required of the Manager pursuant to Subsection 9.2(k) of the LLC Agreement in order to maintain those claims through the assessment year ending September 1, 2010; (v) all affidavits of assessment work, evidence of payment of Governmental Fees, and other filings required to maintain the claims in good standing have been properly and timely recorded or filed with appropriate governmental agencies; (vi) the claims are free and clear of Encumbrances or defects in title; and (vii) GPXM has no knowledge of conflicting mining claims. Nothing in this Subsection, however, shall be deemed to be a representation or a warranty that any of the unpatented mining claims contains a valuable mineral deposit.

(e)            With respect to unpatented mining claims and millsites not located by GPXM but which are included within the Properties, except as provided in Paragraph 1.1 of Exhibit A and subject to the paramount title of the United States: (i) all assessment work required to hold the unpatented mining claims has been performed and all Governmental Fees have been paid in a manner consistent with that required of the Manager pursuant to Subsection 9.2(k) of the LLC Agreement in order to maintain those claims through the assessment year ending September 1, 2010; (ii) all affidavits of assessment work, evidence of payment of Governmental Fees, and other filings required to maintain the claims in good standing have been properly and timely recorded or filed with appropriate governmental agencies; (iii) the claims are free and clear of Encumbrances or defects in title; and (iv) GPXM has no knowledge of conflicting mining claims. Nothing in this Subsection, however, shall be deemed to be a representation or a warranty that any of the unpatented mining claims contains a valuable mineral deposit.

(f)            With respect to the Properties, there are no pending or threatened actions, suits, claims or proceedings, and there have been no previous transactions affecting its interests in the Properties which have not been for fair consideration.

(g)           Except as to matters otherwise disclosed in writing to Scorpio Gold prior to the Effective Date, and as set forth in that certain Disclosure Schedule attached hereto as Attachment 4:

(i)            the conditions existing on or with respect to the Properties and its ownership and operation of the Properties are not in violation of any Laws (including without limitation any Environmental Laws) nor causing or permitting any damage (including Environmental Damage, as defined below) or impairment to the health, safety, or enjoyment of any person at or on the Properties or in the general vicinity of the Properties;

(ii)            there have been no past violations by it or to GPXM’s knowledge, by any of its predecessors in title of any Environmental Laws or other Laws affecting or pertaining to the Properties, nor any past creation of damage or threatened damage to the air, soil, surface waters, groundwater, flora, fauna, or other natural resources on, about or in the general vicinity of the Properties (“Environmental Damage”); and

(iii)           GPXM has not received inquiry from or notice of a pending investigation from any governmental agency or of any administrative or judicial proceeding concerning the violation of any Laws.

(h)           Except as disclosed in this Agreement, as at the date of this Agreement and as of the date of Closing, all material agreements pertaining to the Properties or the Assets to which GPXM is a party or by which it is bound:  (i)  are valid, binding, in good standing, in full force and effect in all material respects and enforceable by GPXM in accordance with their respective terms, subject, however, to limitations with respect to enforcement imposed by Law in connection with bankruptcy or similar proceedings, the equitable power of the courts to stay proceedings before them and the execution of judgments and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the courts from which they are sought and (ii) do not, by their terms, require the consent of any of the parties thereto to this Agreement or the LLC Agreement or any of the transactions contemplated thereby; and

(i)            Neither GPXM, nor to GPXM’s knowledge any of its predecessors in interest, has done or failed to do any act or thing whereby any of the Properties or Assets are or will be liable or subject to termination, surrender, forfeiture, cancellation, alienation, reduction, or penalty.

(j)            As at the Effective Date and as of the date of Closing, the Properties and Assets will be free and clear of any encumbrance of any kind or character whatsoever created by, through or under GPXM or any of its predecessors in interest, except for those specifically identified in Paragraph 1.1 of Exhibit A.

The representations and warranties set forth above shall survive the execution and delivery of any documents of Transfer provided under this Agreement. For a representation or warranty made to a Member’s “knowledge,” the term “knowledge” shall mean actual knowledge on the part of the executive officers of the representing Member or of facts that would reasonably lead to the indicated conclusions.

3.3           Disclosures. Each of the Members represents and warrants that it is unaware of any material facts or circumstances that have not been disclosed in this Agreement or the LLC Agreement which should be disclosed to the other Member in order to prevent the representations and warranties in this Article or Article VI of the LLC Agreement from being materially misleading. GPXM has disclosed to Scorpio Gold all information it believes to be relevant concerning the Properties and Assets and has provided to or made available for inspection by Scorpio Gold all such information, but does not make any representation or warranty, express or implied, as to the accuracy or completeness of the information (except as provided in Section 3.2) or as to the boundaries or value of the Properties and Assets. Each Member represents to the other that in negotiating and entering into this Agreement and the LLC Agreement it has relied solely on its own appraisals and estimates as to the value of the Properties and Assets and upon its own geologic and engineering interpretations related thereto.

3.4           Loss of Title.  Any failure or loss of title to the Properties and Assets, and all costs of defending title, shall be charged to the Business Account, except that in the event of costs or losses arising out of or resulting from any breach of the representations and warranties of GPXM or Scorpio Gold as to title, the breaching Member shall indemnify the non-breaching Member for such costs and losses.

3.5           Limitation of Liability. The Members shall not be required to make any contribution to the capital of the Company except as otherwise provided in this Agreement, nor shall the Members in their capacity as Members or Manager be bound by, or liable for, any debt, liability or obligation of the Company whether arising in contract, tort, or otherwise. The foregoing shall not limit any obligation of a Member to indemnify the other Member as expressly provided by this Agreement. The Members shall be under no obligation to restore a deficit Capital Account upon the dissolution of the Company or the liquidation of any of their Ownership Interests.  Any obligation herein to contribute capital to the Company may be compromised by the Members, including by payments by an obligated Member directly to the other Member.

3.6           Indemnification.

(a)           Each Member shall indemnify the other Member, its directors, officers, employees, agents and attorneys, and Affiliates (collectively “Indemnified Party”) from and against the entire amount of any Material Loss.  A “Material Loss” shall mean all direct and indirect costs, expenses, damages or liabilities, including attorneys’ fees and other costs of litigation (either threatened or pending) arising out of or based on a breach by a Member (“Indemnifying Party”) of any representation, warranty or covenant contained in this Agreement or the LLC Agreement, including without limitation:

(i)             any action taken for or obligation or responsibility assumed on behalf of the Company or another Member by a Member or any of its directors, officers, employees, agents and attorneys, or Affiliates, in violation of Section 5.1 of the LLC Agreement;

(ii)            failure of a Member or its Affiliates to comply with the non-compete or Area of Interest provisions of Article VI hereof;

(iii)           any Transfer that causes termination of the tax partnership established by Section 5.2 of the LLC Agreement, against which the transferring Member shall indemnify the non-transferring Member as provided in Subsection 7.2(e) of the LLC Agreement and Article V of Exhibit C; and

(iv)           failure of a Member or its Affiliates to comply with the preemptive right under Section 7.3 of the LLC Agreement and Exhibit H.

A Material Loss shall not be deemed to have occurred until an Indemnified Party incurs losses, costs, damages or liabilities in excess of Twenty-Five Thousand Dollars ($25,000) relating to breaches of warranties, representations and covenants contained in this Agreement and the LLC Agreement, in the aggregate. GPXM’s aggregate liability to all Indemnified Parties under this Section for breaches of the representations in Subsection 3.2(g) hereof shall not, however, exceed Seven Million, Five Hundred Thousand Dollars ($7,500,000).

(b)           If any claim or demand is asserted against an Indemnified Party in respect of which such Indemnified Party may be entitled to indemnification under this Agreement, written notice of such claim or demand shall promptly be given to the Indemnifying Party. The Indemnifying Party shall have the right, but not the obligation, by notifying the Indemnified Party within thirty (30) days after its receipt of the notice of the claim or demand, to assume the entire control of (subject to the right of the Indemnified Party to participate, at the Indemnified Party’s expense and with counsel of the Indemnified Party’s choice), the defense, compromise, or settlement of the matter, including, at the Indemnifying Party’s expense, employment of counsel of the Indemnifying Party’s choice.  Any damages to the assets or business of the Indemnified Party caused by a failure by the Indemnifying Party to defend, compromise, or settle a claim or demand in a reasonable and expeditious manner requested by the Indemnified Party, after the Indemnifying Party has given notice that it will assume control of the defense, compromise, or settlement of the matter, shall be included in the damages for which the Indemnifying Party shall be obligated to indemnify the Indemnified Party.  Any settlement or compromise of a matter by the Indemnifying Party shall include a full release of claims against the Indemnified Party which have arisen out of the indemnified claim or demand.

ARTICLE IV
INTERESTS OF MEMBERS

4.1           Continuing Liabilities Upon Adjustments of Ownership Interests. Subject to limited liability protection to Members under Nevada law, any reduction or elimination of either Member’s Ownership Interest under Section 4.2 of the LLC Agreement shall not relieve such Member of its share of any liability, including, without limitation, Continuing Obligations, Environmental Liabilities and Environmental Compliance, whether arising, before or after such reduction or elimination, out of acts or omissions occurring or conditions existing prior to the Effective Date, or out of Operations conducted during the term of this Agreement but prior to such reduction or elimination, regardless of when any funds may be expended to satisfy such liability. For purposes of this Section, such Member’s share of such liability shall be equal to its Ownership Interest at the time the act or omission giving rise to the liability occurred, after first taking into account any prior reduction, readjustment and restoration of Ownership Interests under Sections 10.5, 10.6 and 11.5 of the LLC Agreement (or, as to such liability arising out of acts or omissions occurring or conditions existing prior to the Effective Date, equal to such Member’s initial Ownership Interest). Should the cumulative cost of satisfying Continuing Obligations be in excess of cumulative amounts accrued or otherwise charged to the Environmental Compliance Fund as described in Paragraph 2.14 of Exhibit B, each of the Members shall be liable for its proportionate share (i.e., Ownership Interest at the time of the act or omission giving rise to such liability occurred), after first taking into account any reduction, readjustment and restoration of Ownership Interests under Sections 10.5, 10.6 and 11.5 of the LLC Agreement, of the cost of satisfying such Continuing Obligations, notwithstanding that either Member has previously resigned from the Company.

4.2           Continuing Obligations and Environmental Liabilities. Subject to limited liability protection to Members under Nevada law, on dissolution of the Company under Section 14.1 of the LLC Agreement, each Member shall remain liable for its respective share of liabilities to third parties (whether such arises before or after such dissolution), including Environmental Liabilities and Continuing Obligations. In the event of the resignation of a Member pursuant to Section 14.2 of the LLC Agreement, the resigning Member’s share of such liabilities shall be equal to its Ownership Interest at the time such liability was incurred, after first taking into account any reduction, readjustment, and restoration of Ownership Interests under Sections 10.5, 10.6 and 11.5 of the LLC Agreement (or, as to liabilities arising prior to the Effective Date, its initial Ownership Interest).

4.3           Grant of Lien and Security Interest.

(a)           Subject to Section 4.4 hereof, each Member grants to the other Member a lien upon and a security interest in its Ownership Interest, including all of its right, title and interest in the Properties and Assets, whenever acquired or arising, and the proceeds from and accessions to the foregoing.

(b)           The liens and security interests granted by Subsection 4.3(a) hereof shall secure every obligation or liability of the Member granting such lien or security interest to the other Member created under this Agreement or the LLC Agreement. Each Member hereby agrees to take all action necessary to perfect such lien and security interest and hereby appoints the other Member its attorney-in-fact to execute, file and record all financing statements and other documents necessary to perfect or maintain such lien and security interest.

4.4           Subordination of Interests. Each Member shall, from time to time, take all necessary actions, including execution of appropriate agreements, to pledge and subordinate its Ownership Interest, any liens it may hold which are created under this Agreement other than those created pursuant to Section 4.3 hereof, and any other right or interest it holds with respect to the Company and the Properties and Assets (other than any statutory lien of the Manager) to any secured borrowings for Operations approved by the Management Committee, including any secured borrowings relating to Project Financing, and any modifications or renewals thereof.

ARTICLE V
RELATIONSHIP OF THE MEMBERS

5.1           Transfer or Termination of Rights. Neither Member shall Transfer all or any part of its rights or obligations under this Agreement, except in conjunction with a transfer or termination of the Member’s Ownership Interest permitted by the LLC Agreement. Any such permitted assignment shall be subject to the consent requirements of Section 7.2 of the LLC Agreement.  Nothing in this Section 5.1 requires that a Member’s rights and obligations under this Agreement be assigned in connection with the transfer of its Ownership Interest.

5.2           Abandonment and Surrender of Properties. Subject to limited liability protection to Members under Nevada law, the Member that desires to abandon or surrender all or part of the Properties pursuant to Section 12.2 of the LLC Agreement shall remain liable to the other Member for its share (determined by its Ownership Interest as of the date of such abandonment, after first taking into account any reduction, readjustment, and restoration of Ownership Interests under Sections 10.5, 10.6 and 11.5 of the LLC Agreement) of any liability with respect to such Properties, including, without limitation, Continuing Obligations, Environmental Liabilities and Environmental Compliance, whether accruing before or after such abandonment, arising out of activities prior to the Effective Date and out of Operations conducted prior to the date of such abandonment, regardless of when any funds may be expended to satisfy such liability.

5.3           Supplemental Business Arrangement. The Members hereby agree that in the event of a Supplemental Business Arrangement pursuant to Section 10.9 of the LLC Agreement, this Agreement shall apply mutatis mutandis to such business in the same manner as to the LLC Agreement.

5.4           Implied Covenants. There are no implied covenants contained in this Agreement other than those of good faith and fair dealing.

5.5           No Third Party Beneficiary Rights. This Agreement shall be construed to benefit the Members and their respective successors and assigns only, and shall not be construed to create third party beneficiary rights in any other party, expressly including the Company, or in any governmental organization or agency, except to the extent required to permit indemnification of a non-Member’s Indemnified Party pursuant to Subsection 3.6(a) hereof.

ARTICLE VI
ACQUISITIONS WITHIN AREA OF INTEREST

6.1           General. Any interest or right to acquire any interest in real property or water or mineral or royalty rights related thereto within the Area of Interest either acquired or proposed to be acquired during the term of this Agreement by or on behalf of either Member (“Acquiring Member”) or any Affiliate of such Member while such Acquiring Member is a member of the Mineral Ridge Gold, LLC  shall be subject to the terms and provisions of this Agreement and the Operating Agreement. GPXM and Scorpio Gold and their respective Affiliates for their separate account shall be free to acquire lands and interests in lands outside the Area of Interest and to locate mining claims outside the Area of Interest.  Failure of any Affiliate of either Member to comply with this Article shall be a breach by such Member of this Agreement.

6.2           Notice to Non-Acquiring Member. Within five (5) days after the acquisition or proposed acquisition, as the case may be, of any interest or the right to acquire any interest in real property or water or mineral or royalty rights wholly or partially within the Area of Interest (except real property acquired by the Manager pursuant to a Program), the Acquiring Member shall notify the other Member of such acquisition by it or its Affiliate; provided that if the acquisition of any interest or right to acquire any interest pertains to real property or water rights partially within the Area of Interest, then all such real property (i.e., the part within the Area of Interest and the part outside the Area of Interest) shall be subject to this Article. The Acquiring Member’s notice shall describe in detail the acquisition, the acquiring party if that party is an Affiliate, the lands and minerals covered thereby, any water rights related thereto, the cost thereof, and the reasons why the Acquiring Member believes that the acquisition (or proposed acquisition) of the interest is in the best interests of the Members under this Agreement.  In addition to such notice, the Acquiring Member shall make any and all information concerning the relevant interest available for inspection by the other Member.

6.3           Option Exercised. Within five (5) days after receiving the Acquiring Member’s notice, the other Member may notify the Acquiring Member of its election to accept a proportionate interest in the acquired interest equal to its Ownership Interest. Promptly upon such notice, the Acquiring Member shall convey or cause its Affiliate to convey to the Members in proportion to their respective Ownership Interests or to the Company (as agreed by the Members), by special warranty deed all of the Acquiring Member’s (or its Affiliate’s) interest in such acquired interest, free and clear of all Encumbrances arising by, through or under the Acquiring Member (or its Affiliate) other than those to which both Members have agreed.  Immediately upon such notice, the acquired interest either shall be subject to a Supplemental Business Arrangement, or if conveyed to the Company, shall become a part of the Properties for all purposes of this Agreement and the LLC Agreement. The other Member shall promptly pay to the Acquiring Member its proportionate share of the latter’s actual out-of-pocket acquisition costs.

6.4           Option Not Exercised. If the other Member does not give such notice within the five (5) day period set forth in Section 6.3 hereof, it shall have no interest in the acquired interests, and the acquired interests shall not be a part of the Properties and Assets or continue to be subject to this Agreement or the LLC Agreement.

6.5           Non-Compete Covenants. Neither a Member that resigns pursuant to Section 14.2 of the LLC Agreement, nor any Affiliate of such a Member, shall directly or indirectly acquire any interest or right to explore or mine, or both, on any property any part of which is within the Area of Interest for twelve (12) months after the effective date of resignation.  If a resigning Member, or the Affiliate of a resigning Member, breaches this Section, such Member shall be obligated to offer to convey to the non-resigning Member, without cost, any such property or interest so acquired (or ensure its Affiliate offers to convey the property or interest to the non-resigning Member, if the acquiring party is the resigning Member’s Affiliate).  Such offer shall be made in writing and can be accepted by the non-resigning Member at any time within ten (10) days after the offer is received by such non-resigning Member. Failure of a Member’s Affiliate to comply with this Section shall be a breach by such Member of this Agreement.

ARTICLE VII
DISPUTES

7.1           Governing Law. Except for matters of title to the Properties or their Transfer, which shall be governed by the law of their situs, this Agreement shall be governed by and interpreted in accordance with the laws of the State of Nevada, without regard for any conflict of laws or choice of laws principles that would permit or require the application of the laws of any other jurisdiction.

7.2           Forum Selection. The Parties hereby agree to the exclusive jurisdiction of the courts of the State of Nevada, County of Washoe, in respect of any disagreement relating to this Agreement or the LLC Agreement.

7.3           Arbitration.  All claims, disputes and other matters in question arising out of or relating to this Agreement or the breach or interpretation thereof, will be resolved by binding arbitration before a sole arbitrator, selected by the mutual agreement of the parties, to be conducted in Reno, Nevada.  The arbitration will be administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules.  Any award or decision obtained from any such arbitration proceeding will be final and binding on the parties, and judgment upon any award thus obtained may be entered in any court having jurisdiction thereof.  Nothing herein contained will bar the right of a party to seek to obtain judicial injunctive relief or other judicial provisional remedies against threatened or actual conduct that will cause loss or damages under the usual equity rules including the applicable rules for obtaining preliminary injunctions and other provisional remedies.

7.4           Dispute Resolution. All disputes arising under or in connection with this Agreement which cannot be resolved by agreement between the Members shall be resolved in accordance with applicable Law. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or substantially prevailing Member shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

ARTICLE VIII
GENERAL PROVISIONS

8.1           Notices. All notices, payments and other required or permitted communications (“Notices”) to either Member shall be in writing, and shall be addressed respectively as follows:

If to GPXM:	Golden Phoenix Minerals, Inc.
1675 E. Prater Way, Suite 102
Sparks, Nevada 89434, USA
	Attention:	David A. Caldwell, CEO
	Telephone:	(775) 853-4919
	Facsimile:	(775) 853-4919

With a Copy to:	Bullivant Houser Bailey PC
1415 L Street, Suite 1000
Sacramento, CA 95814
	Attention:	Scott E. Bartel, Esq.
	Facsimile:	(916) 930-2501

If to Scorpio Gold or to Scorpio US:
Scorpio Gold Corporation/Scorpio Gold (US)
Corporation
995 Germain Street
Val d’Or, Quebec J9P 7H7
Canada
	Attention:	Peter Hawley, President & CEO
	Telephone:	(819) 825-7618
	Facsimile:	(819) 825-0977

With a Copy to:	Axium Law Corporation
Suite 3350, Four Bentall Centre
1055 Dunsmuir Street
PO Box 49222
Vancouver, British Columbia
V7X 1L2
	Attention:	Rod C. McKeen
	Facsimile:	(604) 692-4900

If to Scorpio Gold:	Scorpio Gold Corporation
995 Germain Street
Val d’Or, Quebec J9P 7H7
Canada
	Attention:	Peter Hawley, President & CEO
	Telephone:	(819) 825-7618
	Facsimile:	(819) 825-0977

With a Copy to:	Axium Law Corporation
Suite 3350, Four Bentall Centre
1055 Dunsmuir Street
PO Box 49222
Vancouver, British Columbia
V7X 1L2
	Attention:	Rod C. McKeen
	Facsimile:	(604) 692-4900

All Notices shall be given (a) by personal delivery to the Member; (b) by electronic communication, capable of producing a printed transmission; or (c) by overnight or other express courier service. All Notices shall be effective and shall be deemed given on the date of receipt at the principal address if received during normal business hours, and, if not received during normal business hours, on the next business day following receipt, or if by electronic communication, on the date of such communication. Either Member may change its address by Notice to the other Member.

8.2           Gender. The singular shall include the plural, and the plural the singular wherever the context so requires, and the masculine, the feminine, and the neuter genders shall be mutually inclusive.

8.3           Currency. All references to “dollars” or “$” herein shall mean lawful currency of the United States of America unless otherwise indicated.

8.4           Headings. The subject headings of the Sections and Subsections of this Agreement and the Paragraphs and Subparagraphs of the Exhibits to this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

8.5           Waiver. The failure of either Member to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit such Member’s right thereafter to enforce any provision or exercise any right.

8.6           Modification. No modification of this Agreement shall be valid unless made in writing and duly executed by both Members.

8.7           Force Majeure. Except for the obligation to make payments when due hereunder, the obligations of a Member shall be suspended to the extent and for the period that performance is prevented by any cause, whether foreseeable or unforeseeable, beyond its reasonable control, including, without limitation, labor disputes (however arising and whether or not employee demands are reasonable or within the power of the Member to grant); acts of God; Laws, instructions or requests of any government or governmental entity; judgments or orders of any court; inability to obtain on reasonably acceptable terms any public or private license, permit or other authorization; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of Environmental Laws; action or inaction by any federal, state or local agency that delays or prevents the issuance or granting of any approval or authorization required to conduct Operations beyond the reasonable expectations of the Member seeking the approval or authorization (including, without limitation, a failure to complete any review and analysis required by the National Environmental Policy Act or any similar state law within three (3) months of initiation of that process); acts of war or conditions arising out of or attributable to war, whether declared or undeclared; riot, civil strife, insurrection or rebellion; fire, explosion, earthquake, storm, flood, sink holes, drought or other adverse weather condition; delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment or by contractors’ or subcontractors’ shortage of, or inability to obtain, labor, transportation, materials, machinery, equipment, supplies, utilities or services; accidents; breakdown of equipment, machinery or facilities; actions by native rights groups, environmental groups, or other similar special interest groups; or any other cause whether similar or dissimilar to the foregoing.  The affected Member shall promptly give notice to the other Member of the suspension of performance, stating therein the nature of the suspension, the reasons therefor, and the expected duration thereof. The affected Member shall resume performance as soon as reasonably possible. During the period of suspension the obligations of both Members to advance funds pursuant to Article II hereof shall be reduced to levels consistent with then current Operations.

8.8           Rule Against Perpetuities. The Members do not intend that there shall be any violation of the Rule Against Perpetuities, the Rule Against Unreasonable Restraints on the Alienation of Property, or any similar rule. Accordingly, if any right or option to acquire any interest in the Properties, in an Ownership Interest, in the Assets, or in any real property exists under this Agreement, such right or option must be exercised, if at all, so as to vest such interest within time periods permitted by applicable rules. If, however, any such violation should inadvertently occur, the Members hereby agree that a court shall reform that provision in such a way as to approximate most closely the intent of the Members within the limits permissible under such rules.

8.9           Further Assurances. Each of the Members shall take, from time to time and without additional consideration, such further actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement or as may be reasonably required by lenders in connection with Project Financing.

8.10           Entire Agreement; Successors and Assigns. This Agreement contains the entire understanding of the Members and supersedes all prior agreements and understandings between the Members relating to the subject matter hereof; provided that nothing in this Section 8.10 modifies or affects the LLC Agreement and the Members’ obligations thereunder. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Members.

8.11           Counterparts. This Agreement may be executed in any number of counterparts, and it shall not be necessary that the signatures of both Members be contained on any counterpart. Each counterpart shall be deemed an original, but all counterparts together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank.  Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

Golden Phoenix Minerals, Inc.

By:	/s/ Robert P. Martin
Name:	Robert P. Martin
Title:	President

Scorpio Gold Corporation

By:	/s/ Peter J. Hawley
Name:	Peter J. Hawley
Title:	President & Chief Executive Officer

Scorpio Gold (US) Corporation

By:	/s/ Peter J. Hawley
Name:	Peter J. Hawley
Title:	President

Attachment 1

Quitclaim Deed

APN:

WHEN RECORDED MAIL TO and:
MAIL PROPERTY TAX STATEMENTS TO:

Scorpio Gold (US) Corporation
995 Germain Street
Val d’Or, Quebec, J9P 7H7, Canada
Attention: Peter Hawley

QUITCLAIM DEED

For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, GOLDEN PHOENIX MINERALS, INC., a Nevada corporation, with an address of 1675 E. Prater Way, Suite 102, Sparks, Nevada  89434, does hereby remise, release and forever quitclaim to SCORPIO GOLD (US) CORPORATION, a Nevada corporation, with an address of  995 Germain Street, Val d’Or, Quebec, J9P 7H7, Canada, an undivided seventy percent (70%) of its right, title and interest in and to that real property situated in the County of Esmeralda, State of Nevada, bounded and described as follows:

See Exhibit “A”

together with all and singular tenements, hereditaments and appurtenances thereunto belonging or in anywise appertaining.

WITNESS my hand this ____ day of ________________, 2010.

Golden Phoenix Minerals, Inc.,
a Nevada corporation

By:

Name:	Robert P. Martin
Its:	President

STATE OF NEVADA	)
)ss.
COUNTY OF ________	)

This instrument was acknowledged before me on ____________________, 2010 by Robert P. Martin, President of Golden Phoenix Minerals, Inc., a Nevada corporation.

Signature of Notarial Officer

EXHIBIT “A”
LEGAL DESCRIPTION

Attachment 2

Bill of Sale

GENERAL BILL OF SALE AND ASSIGNMENT

This General Bill of Sale and Assignment (“Bill of Sale”) is made and entered into this ____ day of _________, 2010, by and from Golden Phoenix Minerals, Inc., a Nevada corporation (the “Seller”), to and in favor of Scorpio Gold (US) Corporation, a Nevada corporation (“the Purchaser”).  Capitalized terms used herein but not otherwise defined in this Bill of Sale shall have the meanings assigned to them as provided in that certain Exploration, Development and Mining Joint Venture Members’ Agreement dated December 31, 2009 (“Members Agreement”) and that certain Limited Liability Company Operating Agreement dated as of the date hereof, by and between Seller and Buyer (the “Agreement”).  The terms of the Agreement are incorporated herein by reference.

RECITALS

A.            Seller and Buyer wish to enter into the Agreement for the purposes of exploring, evaluating, developing and mining mineral resources within the Properties.

B.            Seller and Buyer wish to enter into this Bill of Sale in order to effectuate Seller’s grant to and Purchaser’s Initial Contribution of its seventy percent (70%) interest in the Properties pursuant to the terms and conditions of the Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises, and the mutual promises, covenants and agreements contained herein and in the Agreement, and for other for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agree as follows:

1.           In consideration for:

(i)            a cash payment to Seller of USD $3,750,000, less the aggregate amount of the Initial Review Payment of USD $50,000 and those certain Monthly Payments of USD $100,000 each, such payments in the aggregate totaling USD $________, pursuant to the Letter of Intent by and between Seller and Buyer, dated May 23, 2009; and

(ii)            the issuance to Seller of common shares of Buyer at a deemed price of CDN $0.50 per share having an aggregate deemed value of USD $3,750,000, based upon the average noon rate of exchange as posted by the Bank of Canada for the ten (10) business day period ending three (3) business days prior to the effective date of Agreement;

Seller hereby sells, assigns, transfers and conveys to Buyer an undivided seventy percent (70%) of its right, title and interest in and to that real property situated in the County of Esmeralda, State of Nevada, as more fully set forth and described in that certain Quitclaim Deed attached hereto as Exhibit A and incorporated herein.

2.           Subject to the terms and conditions of the Agreement, Purchaser expressly acknowledges that neither Seller, nor any of its agents or representatives, has made any representations, warranties or agreements by or on behalf of Seller as to any matters concerning the Properties, including, but not limited to, any representations or warranties whatsoever as to the compliance with any applicable federal, state or local laws, rules or regulations or any representations or warranties whatsoever as to the physical condition of the Properties.

3.           Nothing contained in this Bill of Sale shall be construed as an attempt to assign any contract, claim, demand or right which is nonassignable or which an attempt to assign would in any way impair, or as an attempt to transfer any property in case such transfer would be invalid, but Seller covenants to take any such steps as may be necessary to validate or cause the validation of the transfer of any property and the assignment of any such contract, claim, demand or right not now transferable or assignable to which Purchaser is entitled hereunder.

4.           Furthermore, Seller hereby agrees that from time to time, if and when requested by Purchaser, Seller shall execute and deliver, or cause to be executed and delivered, such documents and instruments, and shall take, or cause to be taken, such further actions as may be reasonably necessary to carry out the purpose and intent of this Bill of Sale.

[Remainder of Page Intentionally Blank; Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Bill of Sale on the day and year first above written.

Golden Phoenix Minerals, Inc.,
a Nevada corporation

By: Robert P. Martin
Title: President

STATE OF	)
) ss.
COUNTY OF	)

On __________________, before me, __________________________, a Notary Public in and for said County and State, personally appeared Robert P. Martin, personally known to me or proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

Notary Public in and for said
county and State

(SEAL)

EXHIBIT A

QUITCLAIM DEED

Attachment 3

LLC Agreement

Attachment 4

DISCLOSURE SCHEDULE

TO
EXPLORATION, DEVELOPMENT AND MINING
JOINT VENTURE
MEMBERS’ AGREEMENT
By And Between
Scorpio Gold (US) Corporation
And
Scorpio Gold Corporation
And
Golden Phoenix Minerals, Inc.

This Disclosure Schedule is incorporated by reference into Section 3.2(g) of that certain Members Agreement, dated as of even date herewith, by and among Scorpio Gold (US) Corporation, a Nevada corporation, Scorpio Gold Corporation, a British Columbia corporation, and Golden Phoenix Minerals, Inc., a Nevada corporation.

Section 3.2(g):
None.

SCHEDULE